UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2023 (February 20, 2023)

HealthStream, Inc.
(Exact name of Registrant as Specified in Its Charter)

Tennessee	000-27701	62-1443555
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 11th Avenue North, Suite 1000, Nashville, Tennessee		37203
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 615-301-3100

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (Par Value $0.00)	HSTM	Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Upcoming Resignation of J. Edward Pearson

On February 20, 2023, J. Edward Pearson, President & Chief Operating Officer of HealthStream, Inc. (the "Company"), provided notice to the Company that he will be retiring from his current role in these positions effective at the end of the second quarter of 2023. Afterwards, it is contemplated that Mr. Pearson will continue to serve the Company in a multi-year, part-time leadership position as an Executive-in-Residence. Mr. Pearson's upcoming resignation was previously disclosed in the press release announcing the Company’s results of operations for the quarter and year ended December 31, 2022, which was furnished as Exhibit 99.1 to a Current Report on Form 8-K filed by the Company on February 21, 2023.

Letter Agreement with Michael Sousa

On February 20, 2023, the Company entered into a letter agreement (the “Agreement”) with Michael J. Sousa, one of the named executive officers of the Company as reflected in the most recent proxy statement of the Company filed on April 14, 2022. Pursuant to the terms of this Agreement, effective February 20, 2023, Mr. Sousa will serve as the Executive Vice President, Enterprise Applications of the Company, with anticipated increases in responsibilities, and potential future changes in title, over the next five years. In addition, the Letter Agreement provides that the employment of Mr. Sousa is at will, and may be terminated at any time by the Company or Mr. Sousa, with or without cause.

Pursuant to the terms of the Agreement, Mr. Sousa’s annual base salary will remain at $375,000 through May 1, 2024 (the “Base Salary”). In addition, the Agreement provides that Mr. Sousa will initially be eligible to receive an annual cash bonus of up to 40% of his annual Base Salary, assuming achievement of 100% of the target thresholds established annually by the Compensation Committee of the Board of Directors (the “Committee”). In addition, Mr. Sousa will initially be eligible to receive a stretch bonus of 10% of his annual Base Salary for exceeding a target determined annually by the Committee.

Also pursuant to the terms of the Agreement, as part of the Company’s regular annual equity compensation grants made to executives of the Company, Mr. Sousa shall be eligible to receive a grant of time-based RSUs in 2023 with a grant date fair value of approximately $150,000 pursuant to the Company’s 2022 Omnibus Incentive Plan (the “Plan”). It is contemplated that, subject to approval of such grants in March 2023 by the Committee as part of the Company’s regular annual equity compensation cycle, 50% of these time-based RSUs will have a grant date in March 2023, and the remaining 50% of these time-based RSUs will have a grant date of approximately six months thereafter. These time-based RSUs will be eligible for vesting in the following increments: 20% on the first anniversary of the grant date, 25% on the second anniversary of the grant date, 25% on the third anniversary of the grant date, and 30% on the fourth anniversary of the grant date.

In addition, pursuant to the terms of the Agreement, the Committee approved the issuance to Mr. Sousa of 60,000 performance-based restricted share units of the Company (the “Sousa Performance RSUs”) pursuant to the Plan. 15% of the Sousa Performance RSUs have a grant date of February 23, 2023, and will be eligible for vesting in February 2024, according to whether the Company has met or exceeded the Company’s Adjusted EBITDA target for 2023 as determined by the Committee. The remaining Sousa Performance RSUs will be eligible for vesting in additional increments of 20%, 20%, 20%, and 25% in February 2025, 2026, 2027 and 2028, respectively, depending on whether the annual performance targets to be hereafter set by the Committee on an annual basis for 2024, 2025, 2026 and 2027, respectively, have been met or exceeded. In addition, in the event that any Sousa Performance RSUs do not vest in any year (based on the failure to fully achieve the performance criteria for any such year) (the “Catch-Up RSUs”), any such Catch-Up RSUs that do not vest will be eligible for vesting in connection with the achievement of performance criteria in the next year (but not in succeeding years) as determined by the Committee (which performance criteria for the Catch-Up RSUs shall require the overachievement of the applicable performance metric(s) for such year).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HealthStream, Inc.

Date: February 23, 2023	By:	/s/ Scott A. Roberts
Scott A. Roberts
Chief Financial Officer